 EXHIBIT (a)(1)(E)
Notice of Withdrawal
for Tender of Class A Ordinary Shares represented by American Depositary Shares, including those ADSs subject to transfer restrictions (collectively, “ADSs”)
Pursuant to the Offer to Purchase, Dated September 3, 2025, as amended by the Supplemental Notice, dated September 12, 2025 by
Moatable, Inc.
of
Up to 225,000,000 of its Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs)
At a Purchase Price of $3.00/45 per Class A Ordinary Share (or $3.00 per ADS)
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON SEPTEMBER 30, 2025, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”).
The undersigned hereby withdraws the tender of his, her or its American Depositary Shares (the “ADSs”), each representing 45 Class A ordinary shares, par value $0.001 per share (the “Class A Ordinary Shares”), of Moatable, Inc. (the “Company,” “Moatable”, “we,” “us” or “our”), pursuant to the offer of the Company to purchase up to 225,000,000 of its Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) at a price of $3.00/45 per Class A Ordinary Share (or $3.00 per ADS) (the “Purchase Price”) net to the seller in cash, less a cash distribution fee of $0.05 per ADS accepted for purchase in the Offer (as defined below) less any applicable withholding taxes and without interest, upon the terms and conditions described in the Offer to Purchase, dated September 3, 2025 (together with any amendments or supplements thereto, the “Offer to Purchase”), in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and in other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and this Letter of Transmittal, the “Offer”).
If you have questions or need assistance, you should contact Georgeson LLC, the information agent for the offer (the “Information Agent”) at its address and telephone number set forth on Schedule I to the Offer to Purchase. If you require additional copies of the Offer to Purchase, the Letter of Transmittal, or other related materials, you should contact the Information Agent. Copies will be furnished promptly at the Company’s expense.
All withdrawals of ADSs previously tendered in the Offer must comply with the procedures set forth in Section 4 of the Offer to Purchase.
The undersigned has identified in the table below the ADSs that are being withdrawn from the Offer. If a stockholder has used more than one Letter of Transmittal or has otherwise tendered ADSs in more than one group of ADSs, the stockholder may withdraw ADSs using either separate written notices of withdrawal or a combined written notice of withdrawal, so long as the information specified below is included.
DESCRIPTION OF ADSs TO BE WITHDRAWN
Number of ADSs to be withdrawn:
CUSIP No.:
Name of Tendering Stockholder:
Name of Registered Holder of the ADSs:

1

For withdrawals of ADSs delivered through The Depository Trust Company (the “Book-Entry Transfer Facility”), this notice of withdrawal (this “Notice of Withdrawal”) should only be used for such withdrawals if the undersigned needs to withdraw ADSs after the Book-Entry Transfer Facility closes, which is expected to occur on the Expiration Time. Otherwise, the Book-Entry Transfer Facility’s form of notice of withdrawal should be used to withdraw such ADSs.
Once the Book-Entry Transfer Facility has closed, if you beneficially own ADSs that were previously delivered through the Book-Entry Transfer Facility, then in order to properly withdraw your ADSs, the institution through which your ADSs are held must deliver by overnight courier or mail this Notice of Withdrawal to Citibank, N.A., the depositary for the Offer (the “Tender Agent”) prior to the Expiration Time.
By Mail:	By Registered or Overnight Delivery:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021
You should consult with such institution on the procedures that must be complied with and the time by which such procedures must be completed to ensure that the institution has ample time to submit this Notice of Withdrawal on your behalf prior to the Expiration Time.
This form must be signed below by the applicable Book-Entry Transfer Facility participant as its name appears on a security position listing showing such participant as the owner of the ADSs being tendered. If signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, please set forth the full title of such persons.
Name of Book-Entry Transfer Facility Participant:
Account Number(s):
Signature(s):
Capacity (Full Title):
Address (and Zip Code):
Telephone Number:
TIN or SSN:
Book-Entry Transfer Facility Participant No.:
Transaction Code Number:
Date:
We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Neither we nor the Tender Agent, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification.
Withdrawals may not be rescinded, and any ADSs properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn ADSs may be re-tendered before the Expiration Time by again following one of the procedures described in Section 3 of the Offer to Purchase.